EXHIBIT 99.1

TO: SPARTA Employees and Stockholders FROM: Bob Sepucha SUBJECT: Third Quarter 2005 Report and Stock Price Evaluation	DATE: Oct. 21, 2005

Stock Pricing Results
The two tables attached at the back of this memo present, respectively, a summary of operating results for the quarter and the past 12 months compared to the same periods one year ago, and the calculation of the resultant stock price to be effective after October 21, 2005. The operating results are discussed in later paragraphs. The new stock price, as shown in the second attached table, is $42.12 per share, an increase of $1.16 (3%) per share compared to $40.96 per share as of July 21, 2005 and an increase of $7.54 per share (22%) since Oct. 21, 2004.
Equity continued to grow in the third quarter and as a result the equity/share term contributed $0.69 to share price growth. Earnings in the quarter remained strong at the level of the previous two quarters, and as a result it contributed $1.91 to stock price growth from the earning/share term. These stock price gains, however, were offset by weak performance in the growth factor. Projected twelve-month profits from the contract backlog were only 2% above the 2nd quarter’s twelve-month projection. As a result, the growth term decreased $1.44 per share.
Quarterly Stock Trade
As is typical in the November trade, we anticipate a decline in liquidity this quarter, to approximately $2,700K for quarterly pro rata repurchases on the November 21 trade date. This is approximately $1,400K less than on the May 2005 trade date when $4,100K was available and $2,700K of pro rata purchases was submitted.
The deadline for the next trade date is Monday, November 21. Stockholders wishing to offer stock for repurchase should send in a stock transaction request form to Diane Lavoie in the CBO at least a few days prior to November 21, offering up to $4,970 in stock (118 shares) along with signed stock certificates for the amount offered. (Shares acquired less than 6 months prior to the stock trade date, i.e. after May 21, 2005, may not be offered. This includes shares acquired by exercising options, from year-end bonuses, profit sharing and 401(k) contributions, and Rabbi Trust grants.) Offerers wishing to sell in excess of $5,000 in stock should submit at the same time a second stock transaction request for the amount they desire to sell in excess of $5,000. However, stock certificates associated with this second transaction request should not be included, since the actual amount any offerer will be permitted to sell is subject to pro rata allocation in proportion to the stockholdings of the offerers. Sellers will be notified shortly after November 21 of the results of the pro rata allocation, and will be asked to provide signed stock certificates after notification. Proceeds from the pro rata sale will be forwarded to the sellers in early January 2006, approximately six weeks after the trade date. Repurchase requests received after November 21 will not be honored regardless of the reason for late arrival, so send them early. Diane Lavoie will fax a list of offers received as of November 17 to each of the Operations as confirmation of receipt of offers as of that date (a benefit of sending in your offer early).
No transaction will be processed unless the original signed stock transaction request is received by Diane Lavoie in the CBO by the November 21 deadline. Forms that are emailed or faxed will not be accepted. For the $5,000 repurchase requests, the stock certificate must accompany the original stock transaction request. For repurchase requests in excess of $5,000, the second original transaction request must also be received by the deadline but, as described above, the stock certificates should not be provided until the sellers are notified of the pro rata allocation.
New Contracts
In the third quarter, we had thirteen significant competitive contract/task-order wins and two sole-source awards, totaling approximately $187M in expected value. We had five significant competitive contract/task-order losses totaling approximately $30M.
In the Mission Systems Sector, SMDO, as a subcontractor to Northrop Grumman, won the competitive follow-on contract for the Missile Defense Agency’s (MDA’s) Joint National Integration Center (JNIC) Research and Development program. This is an Indefinite Delivery/Indefinite Quantity (ID/IQ) subcontract with a ceiling of approximately $100M over 10 years and is expected to generate $10M of annual revenue for SMDO. This subcontract will have a two-year base period, three one-year options, plus an additional five one-year award terms. As a subcontractor to LinQuest, Inc., SMDO also won a competitive task-order for the Missile Defense Agency’s C4ISR Operational Management, Engineering and Technical Services program. This is an ID/IQ task-order subcontract with a ceiling of $2M. The expected annual revenue is $1M over a 24-month period. Additionally, SMDO, as a subcontractor to SRS, won a competitive award for the Air Force Space Radar Advisory & Assistance Service effort. This is a $2.2M subcontract over a four-year period.
In the Missile Defense Sector, ASTO won a sole-source extension of its MDA Systems Engineering contract with a total value of $28M over a 14-month period. The re-compete of this program is scheduled for June 2006. SASO, as a subcontractor to Schafer Corporation, won a competitive subcontract for the MDA’s Threat System Engineering program. The subcontract has a value of $3M over five years (one-year base plus four one-year options).
TASO had a strong quarter winning six contracts totaling $35M. Three of the six, all subcontracts, were for Unmanned Aerial Vehicle (UAV) programs. The first was a subcontract from General Atomics, Inc. for the Army’s Extended Range Multi-Purpose UAV program. The subcontract has a value of $7.2M over the three-year Phase 1. The second UAV win was as a subcontractor to Piasecki Aircraft Corporation for the Army’s UAV Class II program. This subcontract has a value of $14.3M over seven years through Phase 3. The third UAV win was a subcontract from Teledyne Brown Engineering for the Army’s UAV Class III program. The subcontract has a value of $4.5M over seven years through Phase 3. In addition to these UAV subcontracts, TASO won a competitive prime contract from the Army’s Air Combat Soldier Systems Directorate for the Yuma Test Management and Engineering Support program. The award has a value of $2.5M over a three-year period. As a subcontractor to WESTAR, Inc., TASO also won a competitive task-order for the Army’s Battlefield Automated System Engineering Support program. This is an ID/IQ task-order subcontract under the Army Aviation Missile Command (AMCOM) Express Technical Domain contracting program. Its value is anticipated to be $5M over a five-year period. Finally, as a subcontractor to BELZON, Inc., TASO won a competitive task-order for the Army AMCOM Program Support contract. This is another ID/IQ task-order subcontract under the AMCOM Express contracting program. The subcontract value will be $1.5M over a five-year period.
In the Hardware Systems Sector, CPO won a competitive subcontract from Raytheon Missile Systems for the Army’s Non-Line of Sight – Launch System Precision Aerial Missile Container. The subcontract value is $8.1M over 45 months for Phase II.
In the National Security Systems Sector, ACTO won a sole-source contract from a classified customer for their Turbo Panda program. The contract value for the one-year base period is $2.2M.

The option for the second year is valued at $2.9M and the option for the third year is valued at $4.3M.
Contract Losses
In the Mission Systems Sector, SMDO lost a competitive task-order for the Air Force Space and Missile Systems Center’s Air and Space Integration program. This was an ID/IQ task-order type subcontract with a ceiling of about $2.1M. The expected annual value was $425K over a five-year period. SMDO also lost a competitive contract for the Air Force Space and Missile Systems Center/Hybrid Launch Vehicle Studies and Analysis Phase 1 program. This was a $3.1M contract over twenty months. DSTO lost a bid as a subcontractor to SRS to the Department of Homeland Security for the Domestic Nuclear Detection Office Systems Engineering and Technical Assistance contract. This effort was valued at $10M for SPARTA over five years. DSTO also lost a bid as a subcontractor to Technovative Applications for the Ground/Air Task Oriented Radar program in support of the US Marine Corps. This program was for system software development and was valued at $8.7 M over a three-year period.
In the Missile Defense Sector, SASO lost a competitive contract for the MDA’s Producibility Manufacturing Technology Directorate Industrial Partnership program. This was an ID/IQ task-order contract with a ceiling of $200M. The value to SPARTA was anticipated to be between $5M and $25M (two-year base plus three one-year options), mostly through major subcontract sales. The award was protested by another bidder and MDA re-competed the effort. However, SASO chose not to resubmit a bid.
2005 Business Performance
Third quarter performance was essentially the same as in the second quarter. Sales were $70.5M (0% growth) and direct labor was $19.9M (4%). Relative to the third quarter of 2004, these values represent increases of 6% and 18%, respectively. Thus while overall growth in sales has slowed, we continue to see a modest shift in the components of sales with the decline in major subcontracts being offset by an increase in direct labor.
Twelve-month contract backlog was $266M, up 4% from the second quarter and 17% from the fourth quarter of 2004, and multi-year contract backlog was $775M, up 22% from the previous quarter and up 9% from the fourth quarter of 2004. The gains reflect recent contract wins, especially the award of the JNIC follow-on in SMDO and the MDA system engineering contract in ASTO.
In the second quarter, we hired 88 people, 49 fewer than in the second quarter when we picked up 38 people in the acquisition of the McAfee Research Division. The annual recruiting rate through the third quarter was 33% which is consistent with our annual performance since 2002. We had 53 terminations in the third quarter with 20 leaving the company for jobs at other companies or in the government. On an annualized basis, this corresponds to an overall turnover rate of 14% and a rate of 7% for people leaving for other jobs. Both rates are lower than those achieved in 2002 through 2004. At the end of the third quarter, we had a full-time equivalent staff of 1,339 people.
At the current rate, we will finish the year at $275M to $280M compared to the plan of $272M. The uncertainty in the projection is primarily due to the usual uncertainty in projecting year-end invoices from our major subcontractors as well as funding uncertainties in a few of our major programs, especially Future Combat Systems. This projection corresponds to growth of 9%-11% relative to 2004. We expect direct labor to reach $76M-$77M which would correspond to 18%-20% growth.
2005 Financial Performance
Net earnings for the third quarter were $4.4M, essentially the same as for the second quarter, but up 13% from the third quarter of 2004. Profitability in the quarter was 6.3% compared to 6.2% in the second quarter. Year to date, profitability stood at 6.3%, slightly above that for the first three quarters of 2004 (6.1%) and slightly below the entire 2004 (6.4%). Stockholders’ equity stood at $63.2M, up 8% from the second quarter and up 35% from the third quarter of 2004.
In the third quarter, cash and investments increased by $13.9M to $39.5M as collection of receivables improved substantially in the quarter. Days Sales Outstanding (DSO) equaled 58 days at the end of September, down six days from June. The year-to-date average DSO was 60 days, 2 days less than the year-to-date average for 2004. Overall, cash and investments remained strong (+49%) relative to a year ago.
For the second consecutive quarter, no new promissory notes were issued so with the scheduled principal payments of $736K, the promissory note balance decreased to $9.1M. At the end of the third quarter, cash and investments exceeded the sum of our income tax liabilities and promissory note obligations by $29.2M.
All statements in this memorandum that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause our actual results, performance, achievements or industry results to differ materially from the results, performance or achievements expressed or implied by such forward-looking statements. These factors are described in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2005, and such other filings that the Company makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

SPARTA, INC.
OPERATING RESULTS
AS OF SEPTEMBER, 2005

Business Results	For the three months ended		For the twelve months ended
(in $K, unless otherwise noted)	SEP 05	SEP 04	SEP 05	SEP 04
Sales ($M)	$70.5	$66.4	$271.8	$241.6
Gross earnings	8,010	6,770	31,617	24,922
Net income	4,420	3,900	17,674	14,940
Stock tax benefit	2,090	1,321	4,949	3,267
Stock sales — Receivable	759	1,307	(73)	126
Deferred Stock (Rabbi Trust)	41	41	14	1
Stock sales — exercise	2,531	1,899	14,643	10,900
Stock sales — retirement plans	1,362	1,124	5,478	4,711
Stock sales — bonus	0	0	1,623	1,915
Total Stock Sales	3,893	3,023	21,745	17,526
Stock repurchases:
- Cash	6,110	6,465	26,944	19,868
- Promissory notes	0	4,877	1,129	4,877
Total Stock Repurchases	6,110	11,342	28,073	24,745

Business Projections and Backlog	At OCT. 2,		At OCT. 3,
(in $M, unless otherwise noted)	2005	At Jan. 2, 2005	2004
Contract backlog	266.0	227.3	223.1
Proposal backlog	78.1	72.7	94.0
Twelve month projected sales	292.6	252.2	250.9
Twelve month projected gross earnings ($K)	30,303	25,599	23,860

	At OCT. 2,		At OCT. 3,
Breakdown of Stockholders Equity ($M)	2005	At Jan. 2, 2005	2004
Stock sales	$74.86	$57.05	$53.12
Stock sales receivables	($1.08)	(0.68)	($1.01)
Deferred stock compensation	($0.39)	(0.37)	($0.41)
Stock repurchases	($79.05)	(64.40)	($57.71)
Stock tax benefit	$21.10	17.68	$16.16
Retained earnings	$47.78	41.44	$36.84

Stockholders’ Equity	$63.22	$50.73	$46.98

Subordinated stock notes	9.13	10.41	11.16

Net Worth	$72.35	$61.13	$58.14

	At OCT. 2,		At OCT. 3,
Stock Notes ($M)	2005	At Jan. 2, 2005	2004
Total note balance	$9.13	$10.41	$11.16
Long-term subordinated	$6.59	$7.41	$8.11

STOCK PRICE CALCULATION
(Business Data as of 10/02/2005)

	Equity		Growth		Earnings
	Term		Term		Term
	SE+SN+CX					NP+STB

PRICE =	SI+SV	+	7 x FG	x	(2 YR AVG	SI+SV)

Stock Ownership

Shares Issued (SI)	5,270
Option Vested (SV)	776

6,046
Equity Term ($K)

Stockholders Equity (SE)	63,218
Subordinated Notes (SN)	6,592
(Long Term Portion)
Cost to Exercise SV (CX)	15,921

SE + SN + CX =	85,731

Equity Term/Share

SE+SN+CX		85,731

SI+SV	=	6,046	=	$14.180
Growth Term (FG)

		Less Extraordinary
Gross Earnings ($K)		Less SIT Gain/Misc. Income
Past 12 Months	31,617	30,642	30,552
Past 24 Months	56,539	54,709	54,564
12 Month Projection	28,132	(Contract Backlog + Weighted Proposal Backlog)
FG       =       [     {Past 12 Months      +      12 Months Projection}      /      Past 24 Months     ]2
FG       =       [     (     30,552      +      28132      )      /      54,564     ]2       =      1.157

Earnings Term ($K)					Previous 7 Quarters
Net Earnings for Quarter (NP)				= 4,784	0.696
(Unallowable stock compensation added back)					0.690
Stock Tax Benefit (STB)				= 2,090	0.698
					0.898
Quarter	NP+STB	=	(4783.8 + 2089.93) / 6,046		1.029

	SI+SV	=		1.137	0.854
					0.897

2 YR AVG	NP+STB	=	(1.137 + 5.762) / 2		5.762

	SI+SV	=		3.450
Stock Price Computation
     Note: Growth Term may not exceed 1.500
Price/Share       =       $14.180      +      7      x      1.157      x      3.450      =      $42.12